UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HOSPIRA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 30, 2007

Dear Hospira Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Hospira, Inc. at the Hotel du Pont, Eleventh and Market Streets, Wilmington, Delaware, on Tuesday, May 15, 2007 at 10:00 a.m., Eastern Time.

This booklet includes the notice of annual meeting and the proxy statement. The proxy statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business to be conducted at the meeting will be the election of directors and ratification of the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira’s auditors.

It is important that your shares be represented, whether or not you attend the meeting. Shareholders of record can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it promptly using the envelope provided. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares.

We look forward to your participation in the 2007 annual meeting.

Sincerely,

Christopher B. Begley
Chief Executive Officer
Hospira, Inc.
275 North Field Drive
Lake Forest, IL 60045
www.hospira.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 15, 2007

The 2007 Annual Meeting of Shareholders of Hospira, Inc. will be held at the Hotel du Pont, Eleventh and Market Streets, Wilmington, Delaware, on Tuesday, May 15, 2007, at 10:00 a.m., Eastern Time. The purposes of the meeting are to:

•       elect two directors for three-year terms until the annual meeting in 2010 (Item 1 on the proxy card);

•       ratify the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira’s auditors for 2007 (Item 2 on the proxy card); and

•       transact such other business as may properly come before the meeting or any adjournment of the meeting.

The board of directors recommends that you vote FOR the matters described above.

A proxy statement with respect to the annual meeting accompanies and forms a part of this notice. This notice and proxy statement and the accompanying proxy card are first being mailed to shareholders on or around March 30, 2007.

The board of directors has set the close of business on March 19, 2007 as the record date for the meeting. This means that owners of common stock as of that date are entitled to receive this notice of the meeting, and vote at the meeting and any adjournments or postponements of the meeting.

Your vote is important. We encourage you to read the enclosed proxy statement and to submit a proxy so that your shares will be represented and voted even if you do not attend. You may submit your proxy over the Internet or by telephone or mail. If you do attend the meeting, you may revoke your proxy and vote in person.

By order of the board of directors

Brian J. Smith
Secretary
March 30, 2007
Hospira, Inc.
275 North Field Drive
Lake Forest, IL 60045
www.hospira.com

HOSPIRA, INC.
PROXY STATEMENT
FOR
2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2007

GENERAL INFORMATION

Why did I receive this proxy statement?

Our board of directors is soliciting proxies for use at our annual meeting of shareholders to be held on May 15, 2007, and any adjournments or postponements of the meeting. The meeting will be held at the Hotel du Pont, Eleventh and Market Streets, Wilmington, Delaware and will begin at 10:00 a.m., Eastern Time. In order to solicit your proxy, we must furnish you with this proxy statement, which contains information that we are required to provide you by law. This proxy statement and the accompanying proxy card were first sent to shareholders on or around March 30, 2007.

What will be voted on at the annual meeting?

Shareholders will vote on the following matters:

•       election of directors; and

•       ratification of the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira’s auditors.

Who may vote at the meeting?

The board of directors has set a record date of March 19, 2007, meaning that shareholders of record at the close of business on that date may vote at the meeting, or at adjournments or postponements of the meeting.

How many votes do I have?

You have one vote for each share of common stock you hold.

What constitutes a quorum?

The presence in person or by proxy of the holders of shares of common stock representing a majority of all issued and outstanding shares of common stock entitled to vote will constitute a quorum. On January 31, 2007, there were 155,984,485 shares of common stock issued and outstanding.

Shares of common stock represented by a properly completed proxy will be counted as present at the meeting for purposes of determining a quorum, even if the proxy indicates that the shareholder is abstaining from voting.

What vote is required to approve each matter?

If there is a quorum at the meeting, the following vote requirements apply.

Election of Directors.   Directors are elected by a plurality of the votes present at the meeting. As a result, at the 2007 annual meeting, the two directors who receive the most votes will be elected to the board. Abstentions and instructions to withhold votes with respect to any nominee will result in those nominees receiving fewer votes but will not count as votes against that nominee.

Ratification of Independent Registered Public Accountants.   To ratify the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira’s auditors, more votes must be cast for the proposal than against the proposal. Abstentions and broker non-votes (discussed below) will not be counted as a vote for or against the proposal.

What happens if a director nominee does not receive more votes for election than “withhold” votes in an uncontested election?

Under our policy, which is included in our corporate governance guidelines, that nominee would be elected to the board but would be required to tender his or her resignation following certification of the shareholder vote. Our independent directors would be required to take action with respect to the resignation within 90 days after the shareholder vote is certified and publicize its decision.

How do I vote by proxy?

If you are a shareholder of record, you have a choice of voting over the Internet, voting by telephone using a toll-free telephone number or completing your proxy card and mailing it in the accompanying postage-paid envelope. Please refer to your proxy card to see the options available to you. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Time, on May 14, 2007. Other deadlines may apply to you if your stock is held of record by a bank, a broker or other nominee.

The proxies will vote your shares on each matter as you direct. If you do not indicate how your shares are to be voted on a matter, properly completed proxies will be voted FOR the election of all director nominees and FOR the ratification of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as our auditors. Other matters that properly come before the meeting will be voted upon by the proxies in accordance with their best judgment.

What is a broker non-vote and how does it affect the voting requirements?

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If you do not give instructions, one of two things can happen. On matters on which the broker is prohibited from exercising voting authority, which is called a “broker non-vote,” your shares will not be voted. Broker non-votes will have no effect on the number of votes required to approve any of the matters being voted on at the meeting. On matters on which the broker is permitted to exercise voting authority, the broker will vote your shares in its discretion. We expect that brokers will be permitted to exercise voting authority on all matters described in this proxy statement.

How do I vote if I hold my shares through a broker, bank or other nominee?

If you hold your shares through a broker, bank or other nominee, you may instruct that person to vote your shares by following instructions that such person gives you. Most brokers offer voting by mail, by telephone and on the Internet.

How do I vote if I hold shares through the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan?

If you hold shares through the Hospira 401(k) Retirement Savings Plan, you will receive a proxy card that will serve as an instruction to the co-trustees of the plan’s trust as to how to vote your shares. If you hold your shares through the Hospira Puerto Rico Retirement Savings Plan, you will receive a proxy card that will serve as an instruction to the trustee of that plan’s trust as to how to vote your shares. You may vote your shares by completing the proxy card and mailing it in the postage-paid envelope provided. You may also vote by telephone or Internet by following the instructions provided with the proxy card. If you do not vote shares you hold in the Hospira 401(k) Retirement Savings Plan, the co-trustees of the plan’s trust will vote your shares in their discretion. If you do not vote shares you hold in the Hospira Puerto Rico Retirement Savings Plan, the trustee of that plan’s trust, Banco Popular de Puerto Rico, will vote your shares in the same proportion as shares voted by the other participants. Fiduciary Counselors Inc. is the independent fiduciary of the plans for purposes of monitoring the suitability of acquiring and holding Hospira’s shares, and does not vote the Hospira shares held under the plans.

The co-trustees of the Hospira 401(k) Retirement Savings Plan are Thomas Werner, Lori Carlson, and Henry Weishaar. Each of the co-trustees is an officer of Hospira. The co-trustees may use their own discretion with respect to those shares under the Hospira 401(k) Retirement Savings Plan for which voting instructions are not received on a timely basis.

How do I vote in person?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy in advance, even if you plan to attend the meeting.

Can I revoke a proxy?

Yes. You can revoke your proxy by:

•       giving written notice to our corporate secretary;

•       delivering a later-dated proxy; or

•       voting in person at the meeting.

If I submit a proxy, will my vote be kept confidential?

Our policy is that all proxies, ballots, and voting tabulations that can reveal how a particular shareholder has voted be kept confidential and not be disclosed, except:

•       where disclosure may be required by law or regulation;

•       where disclosure may be necessary in order for us to assert or defend claims;

•       where a shareholder expressly requests disclosure;

•       to allow the inspectors of election to certify the results of a vote; or

•       in other limited circumstances, such as a contested election or a proxy solicitation not approved and recommended by the board of directors.

Who will be tabulating and certifying votes at the meeting?

We have engaged Computershare Trust Company, our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

Who will pay the costs and expenses for this proxy solicitation?

We will pay all costs of soliciting proxies, including charges made by brokers and other persons holding common stock in their names or in the names of nominees, for reasonable expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally and by telephone, Internet and facsimile, all without extra compensation. We also have retained the services of Georgeson Inc. to aid in the solicitation of proxies at a cost of $15,000, plus reimbursement for reasonable out-of-pocket expenses.

How can I attend the meeting?

You will need an admission ticket to enter the meeting. Shareholders of record will find an admission ticket attached to their proxy cards. If you plan to attend the meeting in person, please retain the admission ticket. A map and directions to the meeting are included on the inside back cover of this proxy statement and with your proxy card. If you arrive at the meeting without an admission ticket or you hold your stock through a broker, bank or other nominee, we will only admit you if we are able to verify that you are a Hospira shareholder. You may prove that you are a Hospira shareholder by, among other ways, providing us with a copy of a recent bank or brokerage account statement showing that you own Hospira common stock. Shareholders will be admitted to the meeting location beginning at 9:30 a.m., Eastern Time.

OWNERSHIP OF OUR STOCK

The following table sets forth information regarding ownership of our common stock as of January 31, 2007:

•       by our directors, our chief executive officer and the other named executive officers employed by us as of the date of the table; and

•       by all directors and executive officers as a group.

We are not aware of any person who beneficially owns more than 5% of our outstanding common stock.

Each person named below owns, and our current directors and executive officers as a group, collectively, own, less than 1% of our outstanding common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Deferred share units held by directors may not be voted or disposed of by the director until the shares are distributed to the director upon or after termination of the director’s service on the board. Therefore, deferred share units are not considered to be beneficially owned and are not considered for purposes of determining the percentage of common stock owned by any person. The number of stock options exercisable within 60 days of the date of the table and the number of deferred share units owned by each person are stated separately and not included in the “Number of Shares” column.

Name	Number of Shares		Stock Options Exercisable within 60 Days		Deferred Share Units
David A. Jones, Chairman of the Board of Directors	206,468	(1)(2)	200,000		—
Irving W. Bailey, II, Director	15,000	(3)	—		6,622	(2)
Connie R. Curran, Director	—		—		11,510	(2)
Roger W. Hale, Director	1,486	(4)	—		—
Ronald A. Matricaria, Director	2,333	(4)	—		—
Jacque J. Sokolov, Director	11,622	(2)	—		—
John C. Staley, Director	—		—		6,622	(2)
Mark F. Wheeler, Director	—		—		2,333	(4)
Christopher B. Begley, Chief Executive Officer and Director	54,224	(5)	408,334		—
Terrence C. Kearney, Chief Operating Officer	68,160	(6)	305,741		—
Edward A. Ogunro, Senior Vice President, Research and Development, Medical Affairs and Chief Scientific Officer	7,286	(7)	69,474		—
Brian J. Smith, Senior Vice President, General Counsel and Secretary	20,121	(8)	70,001		—
Thomas E. Werner, Senior Vice President, Finance, and Chief Financial Officer	2,100	(9)	—		—
All directors and executive officers as a group (14 persons)	393,285	(10)	1,085,085	(11)	27,087	(12)

(1)          The number of shares held by Mr. Jones includes 1,600 shares held by his spouse. He disclaims beneficial ownership of those shares. Mr. Jones will retire from the board effective upon the 2007 annual meeting.

(2)          The number of shares or deferred share units, as the case may be, includes 2,333 shares or units that are subject to forfeiture under certain conditions.

(3)          The shares held by Mr. Bailey are held indirectly through IWB Investments, L.P.

(4)          All shares or units are subject to forfeiture under certain conditions.

(5)          The number of shares held by Mr. Begley includes 27,712 shares held in his 401(k) account.

(6)          The number of shares held by Mr. Kearney includes 3,151 shares held in his 401(k) account.

(7)          The number of shares held by Dr. Ogunro includes 959 shares held in his 401(k) account.

(8)          The number of shares held by Mr. Smith includes 9,713 shares held in his 401(k) account.

(9)          Mr. Werner serves as a co-trustee of, and has shared voting power over the Hospira shares held under, several employee benefit plans. The number of shares provided in the table does not include the 4,574,736 Hospira shares held under those plans by all participants as of the date of the table.

(10) Includes 44,562 shares held in 401(k) accounts of executive officers and their spouses and 8,485 shares subject to forfeiture under certain conditions. Also includes 2,864 shares held by spouses of directors and executive officers for which the beneficial ownership is disclaimed.

(11) Includes 1,534 options exercisable within 60 days held by spouses of executive officers for which the beneficial ownership is disclaimed.

(12) Includes 9,332 deferred share units that are subject to forfeiture under certain conditions.

PROPOSAL 1
ELECTION OF DIRECTORS

Effective upon the 2007 annual meeting, our board of directors will have eight members. The board is divided into three classes, with one class of directors being elected for a three-year term at each annual meeting. There will be three Class I seats, three Class II seats and two Class III seats. Each director holds office until the third annual meeting after the meeting at which such director is elected and until his or her successor is duly elected and qualified, or until his or her earlier resignation, removal or death. The Class III directors are being elected at the 2007 annual meeting.

Upon the recommendation of its former nominations and compensation committee, the board of directors has nominated Connie R. Curran and Mark F. Wheeler to be elected as Class III directors and hold office until the 2010 annual meeting.

A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you indicate that your vote should be withheld. If elected, each nominee will serve until the expiration of his or her term and his successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the shareholder has directed otherwise.

The board of directors recommends that the shareholders vote FOR the election of Connie R. Curran and Mark F. Wheeler to the board of directors as Class III directors.

OUR BOARD OF DIRECTORS

Nominees for Election as Class III Directors at the 2007 Annual Meeting

Connie R. Curran, RN, Ed.D., age 59, has served as our director since our spin-off from Abbott Laboratories, a global broad-based healthcare company, in 2004. Dr. Curran has served as the president of Curran Associates, a healthcare consulting firm, since July 2006. She previously served as the Executive Director of C-Change, formerly the National Dialogue on Cancer, a health advocacy organization, from 2003 to July 2006. From 1995 to 2000, Dr. Curran served as President and Chief Executive Officer of CurranCare, LLC, a healthcare consulting company. Upon the acquisition of CurranCare by Cardinal Health Consulting Services in November 2000, Dr. Curran served as President of Cardinal Health Consulting Services, a consulting company with expertise in surgical services, hospital operations and case management and home care, until February 2002. Dr. Curran has previously served as Vice President of the American Hospital Association and Dean at the Medical College of Wisconsin. Dr. Curran also serves as a director of DeVry, Inc. and CardioDynamics International Corp.

Mark F. Wheeler, M.D., M.P.H., age 57, has served as our director since his election to our board at the 2006 annual meeting. Dr. Wheeler has served as Director of Clinical Informatics for PeaceHealth, an integrated delivery network of hospitals in the Pacific Northwest, since January 2007. He previously served as Acting Vice President Engineering, Centricity Enterprise Business Unit of General Electric Company, a diversified technology, media and financial services company, from February 2006 to January 2007. He served as chief technical architect of IDX Systems Corporation, a healthcare information technology services provider, from 1997 until December 2005, when IDX was acquired by General Electric, and served on IDX’s board of directors from 1999 through 2005.

Continuing Directors

Class I Directors Whose Terms Expire in 2008

Irving W. Bailey, II, age 65, has served as our director since our spin-off from Abbott in 2004. He will become the lead director effective upon the 2007 annual meeting. Mr. Bailey has served as a Managing Director of Chrysalis Ventures, a private equity management firm, from June 2001 to January 2005 and a Senior Advisor to Chrysalis Ventures since January 2005. Mr. Bailey served as President of Bailey Capital Corporation, also a private equity management firm, from January 1998 to June 2001, and as Chief Executive Officer of Providian Corporation, an insurance and diversified financial services company, from 1988 to 1997. Mr. Bailey also serves as a director of AEGON, N.V. and Computer Sciences Corporation.

Ronald A. Matricaria, age 64, has served as our director since his election to our board at the 2006 annual meeting. From April 1993 to December 2002, he served, at various times, as the Chairman, Chief Executive Officer and President of St. Jude Medical, Inc., a developer, manufacturer and distributor of cardiovascular medical devices. He retired from the St. Jude board in December 2002. Mr. Matricaria currently serves as a director of Invitrogen Corp. and Volcano Corporation.

Jacque J. Sokolov, M.D., age 52, has served as our director since our spin-off from Abbott in 2004. Dr. Sokolov has served since 1999 as the Chairman and a Senior Partner of SSB Solutions, a national healthcare management consulting, project development and investment firm. Dr. Sokolov previously served as Chairman of Coastal Physician Group, Inc., which later became PhyAmerica Physician Group, Inc., from 1994 until 1997 and as Vice President and Chief Medical Officer for Southern California Edison from 1989 until 1992. Dr. Sokolov also serves as a director of MedCath Corporation.

Class II Directors Whose Terms Expire in 2009

Christopher B. Begley, age 54, has served as our Chief Executive Officer and director since our spin-off from Abbott in 2004. He will become the Chairman of the board effective upon the 2007 annual meeting.

Prior to his becoming our Chief Executive Officer, Mr. Begley provided 18 years of service to Abbott, and was Abbott’s Senior Vice President, Hospital Products, between 2000 and 2004. Prior to his appointment as Senior Vice President, Hospital Products, Mr. Begley served as Abbott’s Senior Vice President, Chemical and Agricultural Products from 1999 to 2000, Vice President, Abbott Health Systems, from 1998 to 1999, and Vice President, MediSense Operations, in 1998. Mr. Begley also serves as a director of Sara Lee Corporation, The Executives’ Club of Chicago, Healthcare Leadership Council and AdvaMed.

Roger W. Hale, age 63, has served as our director since his election to our board on October 25, 2006. He has served as Chairman of the Board and Chief Executive Officer of LG&E Energy Corporation, a diversified energy services company, from August 1990 until retiring in April 2001. Prior to joining LG&E Energy, he was Executive Vice President of BellSouth Corporation, a communications services company. From 1966 to 1986, Mr. Hale held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986. Mr. Hale is also a director of Ashland, Inc. and H&R Block, Inc.

John C. Staley, age 65, has served as our director since our spin-off from Abbott in 2004. Mr. Staley served as the Managing Partner of the Lake Michigan Area of Ernst & Young LLP, a public accounting firm, a position that he held from 1985 to his retirement in June 2001. Mr. Staley also serves as a director of eLoyalty Corporation. Mr. Staley is also a member of, and the former Chairman of, the Board of Trustees of DePaul University.

CORPORATE GOVERNANCE

Lead Director

Our corporate governance guidelines provide that if the duties of the chairman and chief executive officer are combined, the independent directors will elect a lead director. Mr. Begley, our chief executive officer, will become our chairman effective upon the 2007 annual meeting. The lead director is an independent director and is responsible for the following:

•       coordinating the activities of the independent directors;

•       presiding over the executive sessions of the independent directors;

•       collaborating with the chairman and chief executive officer on setting board meeting schedules and agendas; and

•       assisting with the oversight of the annual performance evaluation of the board and the chief executive officer.

Mr. Bailey will serve as our lead director effective upon the 2007 annual meeting.

Meetings

Our board of directors held nine meetings during 2006. No director attended fewer than 75% of the meetings of the board of directors and of the committees of the board of directors on which such director served. We expect our directors to attend the 2007 annual meeting. All of our directors serving at the time and nominees for election attended the 2006 annual meeting.

Our independent directors must meet at least twice a year in regularly scheduled executive sessions, and, in practice, meet in an executive session without management present at every regularly scheduled board meeting. The lead director will preside at these meetings.

Independence

The board annually determines the independence of directors. No director may qualify as independent unless the board of directors affirms that the director has no material relationship with us. As required by our corporate governance guidelines, the board will consider all relevant facts and circumstances in connection with that determination, including the following:

•       a director who is, or has been within the last three years, our employee, or whose immediate family member is, or has been within the last three years, our executive officer is not independent;

•       a director who receives, or whose immediate family member receives, more than $100,000 from us in direct compensation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as a non-executive employee, during any 12-month period in the last three years is not independent;

•       a director who, or whose immediate family member, is a current partner of a firm that is our internal or external auditor is not independent;

•       a director who is a current employee of a firm that is our internal or external auditor is not independent;

•       a director with an immediate family member who is a current employee of a firm that is our internal or external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice is not independent;

•       a director who, or whose immediate family member, was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during that time is not independent;

•       a director who is employed, or whose immediate family member is employed, or has been employed in the last three years, as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee is not independent;

•       a director who is a current employee, or whose immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent; and

•       a director who is an executive officer of a charitable organization that receives charitable contributions (other than matching contributions) from us that are in excess of the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues is not independent.

On February 21, 2007, our board determined that each of Mr. Bailey, Dr. Curran, Mr. Hale, Mr. Matricaria, Dr. Sokolov, Mr. Staley and Dr. Wheeler is independent within the meaning of our director independence standards and the listing standards of the New York Stock Exchange. David A. Jones, who will retire from the board effective upon the 2007 annual meeting, and Judith C. Pelham and William L. Weiss, who served on our board between January 1 and May 17, 2006, were previously determined to be independent. In making these independence determinations, the board was not aware of any disqualifying relationship under the above criteria and, additionally, was not aware of any other relationship between such director and Hospira that would affect his or her independence. Relationships considered by the board not to impair independence are described below.

We transact business in the ordinary course with General Electric, which employed Dr. Wheeler from February 2006 to December 2006. General Electric and its affiliates purchase contract manufacturing services from us and supply various services and materials to us in the ordinary course of business. We do not believe that these business relationships are material to General Electric or to us in amount or significance. Sales to, and purchases from, General Electric represented less than 0.01% of its revenues. Dr. Wheeler was not an executive officer of General Electric, was not involved in the business relationship, and was not compensated by us or General Electric directly or indirectly as a result of any business between the two companies. We also sell products in the ordinary course of business to hospitals affiliated with PeaceHealth, Dr. Wheeler’s current employer. We do not believe that the business relationship is material to either party in amount or significance. Sales to PeaceHealth-affiliated hospitals represented less than 1% of its net revenues. Dr. Wheeler is not an executive officer of PeaceHealth or the affilitated hospitals, is not involved in the business relationship, and is not compensated by us or PeaceHealth directly or indirectly as a result of such business. Accordingly, the board determined that he did not have a material interest in such business relationship and that such business relationship is not a material relationship with Dr. Wheeler.

Our director independence standards are included in our corporate governance guidelines, which are available in the investor relations section of our Web site at www.hospira.com.

Committees of the Board of Directors

Our board of directors has the following committees:

Audit Committee

Mr. Staley (chairman), Dr. Curran, and Dr. Wheeler serve on the audit committee. During 2006, the audit committee met 12 times. All members of the committee must be independent and must satisfy the audit committee member eligibility requirements of the New York Stock Exchange and the SEC. Our board determined that Mr. Staley, Dr. Curran and Dr. Wheeler are financially literate and eligible to serve on the committee. The board has designated Mr. Staley as the “audit committee financial expert,” within the meaning of the rules of the New York Stock Exchange and the SEC and our corporate governance guidelines.

The primary functions of the committee include:

•       meeting periodically with our management, internal auditors and independent auditors regarding our internal controls, accounting and financial reporting;

•       appointing and evaluating the independent auditors;

•       reviewing and discussing our financial statements and financial press releases with our management and independent auditors; and

•       establishing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting matters.

Both the independent auditors and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee.

The audit committee is governed by a written charter, which is available on our Web site at www.hospira.com. The eligibility criteria for committee members are included in the charter.

Compensation Committee

Mr. Bailey (chair), Mr. Hale, Mr. Matricaria and Dr. Sokolov serve on the compensation committee. Mr. Bailey will leave the committee, and Mr. Matricaria will chair the committee, effective upon the 2007 annual meeting. Through February 21, 2007, the committee was named the nominations and compensation committee and performed the responsibilities described below, as well as the responsibilities relating to director nominations and corporate governance that are now performed by the governance and public policy committee. During 2006, the nominations and compensation committee met seven times. All members of the compensation committee must be independent and must be “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. Our board determined that Mr. Matricaria, Mr. Hale and Dr. Sokolov are eligible to serve on the committee.

The primary functions of the committee include:

•       reviewing and determining the executive officers’ compensation;

•       reviewing and, as it deems appropriate, recommending to the board of directors, policies, practices and procedures relating to the compensation of our officers, other managerial employees and non-employee directors and the establishment and administration of our employee benefit plans; and

•       exercising authority under our employee equity incentive plan and management incentive plans.

For a description of how the compensation committee administers our executive compensation program, please see “Executive Compensation—Compensation Discussion and Analysis—Administration” later in this proxy statement.

The compensation committee is governed by a written charter, which is available on our Web site at www.hospira.com. The eligibility standards for committee members are included in the charter.

Governance and Public Policy Committee

The governance and public policy committee was established on February 20, 2007. Dr. Curran (chair), Mr. Hale and Mr. Jones serve on the committee. Mr. Bailey will replace Mr. Jones on the committee effective upon the 2007 annual meeting. Its responsibilities as to nominations and corporate governance were previously performed by the former nominations and compensation committee. Its responsibilities as to public policy matters were previously performed by the audit committee. All members of the governance and public policy committee must be independent.

The functions of the committee include:

•       developing the general criteria for selecting members of the board of directors and assisting the board in identifying and attracting qualified candidates;

•       recommending to the board of directors the nominees for election as directors, considering the criteria described above and any potential nominees recommended by our shareholders;

•       recommending to the board of directors persons to be elected as executive officers;

•       reviewing and assessing the adequacy of our corporate governance guidelines;

•       providing general oversight over certain compliance programs, policies and procedures; and

•       providing general oversight over certain company political and charitable activities.

The process used by the committee and by the former nominations and compensation committee to identify a nominee to our board of directors depends on the qualities being sought. Board members should have backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our governance and strategic needs. Candidates will be considered on the basis of a range of criteria, including broad-based business knowledge and relationships, and prominence and excellent reputations in their primary fields of endeavor, as well as a global business perspective and commitment to good corporate citizenship. Directors should have demonstrated experience and ability that is relevant to the board of directors’ oversight role with respect to our business and affairs.

Director candidates can be referred to the committee from a variety of sources, including by our officers, directors and shareholders. The former nominations and compensation committee had from time to time enlisted a third-party search firm to assist it in identifying and evaluating qualified candidates. The committee has the sole authority to engage director candidate search firms.

If the board determines to seek a new member and a candidate is referred to the committee, the committee will review the candidate’s qualifications in light of the attributes being sought by the board. If the committee determines that a candidate’s qualifications are potentially suitable for service on the board, the committee will conduct an investigation of the candidate’s background. Typically, candidates are interviewed by one or more members of the committee, the lead director and our chairman before being nominated for the election to the board.

Mr. Hale was elected to our board in October 2006. The former nominations and compensation committee believed that through his experience, accomplishments, and areas of expertise, he was highly qualified to serve on our board and determined that he satisfied our director qualification standards. Mr. Hale was referred to us by an independent member of our board.

Shareholders may recommend persons as potential nominees for director by complying with the procedures set forth later in this proxy statement under “Other Shareholder Information—Procedure for Recommendation and Nominations of Directors and Transaction of Business at Annual Meeting.” The committee will consider potential nominees recommended by shareholders, but has no obligation to recommend such candidates. The evaluation criteria are the same for each person considered for nomination to the board.

The governance and public policy committee is governed by a written charter, which is available on our Web site at www.hospira.com. The eligibility standards for committee members are included in the charter.

Science and Technology Committee

Dr. Sokolov (chairman), Dr. Curran, Mr. Matricaria, Dr. Wheeler and Mr. Begley serve on the science and technology committee. The committee provides general oversight, and advises our board, as to certain matters relating to our product pipeline and other matters as delegated to it by the board. The committee met twice during 2006.

Director Share Ownership Guidelines

Within three years after joining the board, each non-employee director is required to own and retain a minimum number of shares of Hospira common stock whose aggregate value is equal to three times such director’s annual retainer fees, and maintain that minimum throughout his or her service on the board. “Annual retainer fees” are currently $50,000. For purposes of the ownership guidelines, common stock includes restricted stock, restricted stock units and deferred stock units awarded to non-employee directors. All directors who have served on our board since the spin-off have attained such minimum. We believe the other directors are making adequate progress toward achieving such minimum.

Communicating with the Board of Directors

You may communicate with our board of directors by writing a letter to our chairman. You may contact our independent directors by writing a letter to the chairman of our audit committee (for accounting or disclosure matters), our lead director or any of our other independent directors. The letter should be addressed to:

Director Communications
Hospira General Counsel and Secretary
Hospira, Inc.
275 North Field Drive
Department NLEG, Building H1
Lake Forest, Illinois 60045

Our general counsel and secretary will review the communication and forward the communication to the addressee or, in the absence of our addressee, to the director or directors he believes to be most appropriate.

In addition, you may contact the chairman of our audit committee through the Helpline of our Office of Ethics and Compliance by calling 1-866-311-4632. You will have the option to directly refer matters to the audit committee. Our Vice President, Ethics and Compliance will be notified in such cases.

Corporate Governance Materials

Our corporate governance guidelines, our code of business conduct and ethics, and the charters of our audit committee, compensation committee and governance and public policy committee are available in the investor relations section of our Web site at www.hospira.com. We will provide a copy of any of these materials to any shareholder free of charge upon written request to:

Corporate Governance Material Request
Hospira General Counsel and Secretary
Hospira, Inc.
275 North Field Drive
Department NLEG, Building H1
Lake Forest, Illinois 60045

DIRECTOR COMPENSATION

Our non-employee directors receive an annual cash retainer in the amount of $50,000 per year, and meeting fees of $1,500 for attending each board meeting and board committee meeting in person ($1,000 for each meeting other than in person). The lead director will receive additional cash fees of $25,000 per year. Each director who serves in the role of chairman of any committee receives a chairman fee of: (1) $10,000 for the chairman of the audit committee; and (2) $7,500 for each other board committee. Prior to the December 13, 2006 board and committee meetings, the meeting fees were $1,000 for attending in person and $500 for attending other than in person.

Additionally, on the last day of the calendar quarter in which our annual meeting is held, each non-employee director receives an annual grant of restricted stock, which will generally vest as of the first regularly scheduled annual meeting of shareholders following the date of grant. For each such grant, the number of shares of restricted stock granted to each director equals that number of shares equal in value to $100,000 as of the date of grant. Directors may not dispose of this stock while serving on the board.

Non-employee directors may elect to defer all or a portion of their fees and restricted stock awards. The cash-based fees will be deferred into a stock unit account. Restricted stock may, based on an election by the director, be deferred and granted as restricted stock units and recorded in the director’s stock unit account. The stock unit account will be paid out, at the director’s prior election, on the first business day after the calendar quarter in which the director’s service terminates or in up to 10 annual installments from and after that date.

The following table shows the amount and form of compensation paid to each of our non-employee directors during 2006. Compensation includes annual retainer fees, committee chairman fees, meeting fees and restricted stock awards.

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Irving W. Bailey II	$72,500	$100,000	$172,500
Connie R. Curran(2)	68,500	100,000	168,500
Roger W. Hale(3)	12,239	—	12,239
David A. Jones	64,226	100,000	164,226
Ronald A. Matricaria(4)	44,181	50,000	94,181
Judith C. Pelham(5)	22,956	50,000	72,956
Jacque J. Sokolov	75,500	100,000	175,500
John C. Staley	78,500	100,000	178,500
William L. Weiss(2)(5)	21,456	50,000	71,456
Mark F. Wheeler(4)	45,681	50,000	95,681

(1)          The value of Hospira stock awards is determined on a basis consistent with the calculation of the related expense in Hospira’s income statement for the year ended December 31, 2006 included in its consolidated audited financial statements contained in Hospira’s 2006 Annual Report to Shareholders. The cost resulting from the restricted stock award is recognized over the one-year vesting period based on the fair value of the stock on the date of grant. During 2006, restricted stock having a fair value of $100,000 was awarded to each then-serving director on June 30, 2006. For directors who served on the board during 2005, the stock award amount includes an amount attributable to restricted stock awarded in 2005.

(2)          Dr. Curran and Mr. Weiss elected to defer all of their cash-based fees into a stock unit account.

(3)          Elected to the board of directors on October 25, 2006. Mr. Hale was awarded restricted stock having a fair value of $50,000 on December 29, 2006

(4)          Elected to the board of directors on May 17, 2006.

(5)          Left the board of directors on May 17, 2006.

2006 COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains how our executive compensation program is administered and provides a general discussion of:

•       the philosophy underlying our compensation program;

•       the elements of our compensation program;

•       the compensation paid to the named executive officers during 2006; and

•       other relevant matters involving our compensation program.

Please read this compensation discussion and analysis in conjunction with the information contained in the executive compensation tables immediately following this section.

Administration

The compensation committee of our board of directors oversees our executive compensation program. In 2006, the former nominations and compensation committee of the board performed these responsibilities. References to the committee will refer to the current committee or the former committee as the context requires. The committee consists entirely of independent directors and makes compensation decisions involving our named executive officers. The independent members of our board of directors further review and approve compensation decisions involving our chief executive officer.

The committee has engaged an independent consultant, Watson Wyatt, to assist it in the performance of its duties. The consultant regularly provides the committee with analyses of competitive practice and compensation relevant to the company’s executive jobs and industry. In addition, the committee routinely requests and receives recommendations from the consultant with regard to executive officer pay, long-term incentive award levels and other executive compensation matters of concern to the committee. On matters relating to executive compensation, the consultant reports directly to the committee.

With the assistance of our compensation consultant, the committee benchmarks elements of our executive compensation against a peer group of companies selected from the medical device, generic pharmaceutical and hospital supply industries. The committee selects peer group companies to reflect Hospira’s size, technologies, product markets and the talent pool from which we recruit. In performing the competitive analysis for 2006 compensation, the committee included the following companies in the peer group:

Andrx Corporation	Boston Scientific Corporation	IVAX Corporation
Alpharma Inc.	DENTSPLY International, Inc.	Mylan Laboratories Inc.
Baxter International Inc.	Endo Pharmaceuticals Holdings Inc.	Owens & Minor, Inc.
C.R. Bard, Inc.	Forest Laboratories, Inc.	Stryker Corporation
Becton, Dickinson & Company	Fisher Scientific International, Inc.	Watson Pharmaceuticals, Inc.
Bausch & Lomb Incorporated	Guidant Corporation
Barr Pharmaceuticals, Inc.	Henry Schein, Inc.

Watson Wyatt’s competitive analyses also contained relevant published survey benchmark data from the healthcare and general industries which the committee uses as secondary sources of information to support the peer group analysis.

Discussion of Compensation Program

Principles

At Hospira, we recognize that all employees affect the performance of our business. Accordingly, we have designed our pay programs to help reinforce our key strategies and reward the successful execution of those strategies. We intend for our compensation program to allow us to attract, retain and motivate the best people in the industries where we compete for talent.

The goal of our program is to align the interests of our shareholders for successful business results and long-term growth with our ability to attract, retain and motivate outstanding leadership. Therefore, total compensation is determined by the success of our company. We provide total compensation opportunities that are competitive in the marketplace and include the opportunity for our executives to earn above-average rewards when merited by corporate and individual performance.

In establishing our program, we favor variable pay opportunities based on performance over fixed pay. We intend for our program to reflect competitive market practice and to provide an appropriate mix of short- and long-term rewards to incent the achievement of both short-term goals and our long-term strategies. We target total direct compensation at the market median, based on an analysis of the compensation practices of the competitive peer group. We adjust the various elements of compensation to provide each executive the opportunity to earn market median total direct compensation when targeted performance is achieved.

Hospira Compensation Elements

Under our compensation program, an executive’s direct compensation includes base salary, an opportunity for an annual cash incentive award and long-term incentives in the form of stock option awards. Each of these elements and the application of our compensation program are described below.

Base Salary.   We determine an executive’s base salary by assessing sustained performance against individual job responsibilities including, where appropriate, the impact of performance on our business results, current salary in relation to the competitive market for the job, experience and potential for advancement. Adjustments to base salary are determined by an executive’s performance and pay in relation to the competitive market for the job, along with the company’s annual budget for salary increases. We administer the same standards for base salary increases for Hospira’s executives as for other salaried employees. In addition, we do not provide our executives with any competitive perquisites such as cars or car allowances, club memberships, financial planning, tax preparation assistance, first class air travel or supplemental insurance benefits. We instead take into account the competitive value of these types of common perquisites when we set an executive’s base salary.

During 2006, annual base salaries were $810,000 for Christopher Begley, our Chief Executive Officer, $510,000 for Terrence Kearney, our Chief Operating Officer and $375,100 for the other named executive officers. Based on data provided by the consultant, base salaries for our named executive officers are at or below the competitive median. The committee has set base salaries at or below the competitive median to emphasize variable pay based upon performance over fixed pay within the compensation package.

In 2006, we appointed our then-serving chief financial officer, Terrence Kearney, as our chief operating officer. Based on an assessment of competitive market data for chief operating officer compensation prepared by Watson Wyatt and in consultation with Watson Wyatt, the committee increased Mr. Kearney’s base salary from $425,000 to $510,000. The amount of his base salary was between the 25th percentile and the median of the base salaries, based upon competitive data for chief operating officer positions.

Annual Cash Incentive Award

Executives have an opportunity to earn an annual cash incentive award. The goal of our annual incentive plan for the named executive officers is to establish a significant link between the award and our success by rewarding participants when we achieve or exceed established financial goals and business objectives.

Our named executive officers generally participate in the 2004 Hospira, Inc. Performance Incentive Plan. The plan was approved by our shareholders in 2005, and generally allows for awards to be tax deductible under the requirements of Section 162(m) of the Internal Revenue Code. The plan provides for a base award equal to 2.0% of our earnings before interest, taxes, depreciation and amortization for our chief executive officer, 1.5% for our chief operating officer and 1.0% for each other named executive officer. In determining actual awards under the Performance Incentive Plan, the committee has the discretion to reduce, but not increase, actual awards from the base awards.

In December of each year, the committee determines the participants in the Performance Incentive Plan for the following year. This determination establishes the goal and the base award with reference to our earnings before interest, taxes, depreciation and amortization as described above for each participant. In December 2005, the committee named Mr. Begley, Mr. Kearney, Mr. Arnott, Dr. Ogunro and Mr. Smith as participants in the plan for 2006.

In practice, the committee uses its discretion to substantially reduce the actual awards from the base awards each year, and did so during 2006. In exercising this discretion and determining actual awards, at the first regularly scheduled meeting during the performance period, the committee establishes goals for that performance period and, at the first regularly scheduled meeting after completion of the performance period, measures performance against those goals. The committee has generally established the same corporate goals and goal weightings as those used for determining awards payable to Hospira’s non-executive managers under Hospira’s management incentive plan. As a result, Hospira’s entire management team has the same opportunity to earn above and below target awards. While the committee consults with management in connection with the establishment of these goals, the committee has the sole discretion to set, and measure performance against, these goals.

As Mr. Werner joined Hospira during 2006, he was not named a participant in the Performance Incentive Plan for 2006. The terms of his hire included a contractual minimum bonus of $172,575. Mr. Werner was also given an opportunity to earn more than the contractual minimum bonus if warranted based upon performance against the same goals that the committee considered in using its discretion to determine actual awards to the participants in the Performance Incentive Plan, prorated for the portion of the year that Mr. Werner was employed.

Using the structure of our cash incentive program, the committee establishes a target award for each officer determined as a percentage of the officer’s base salary, which is earned based on performance against the goals set by the committee. Officers earn more than the target award (up to a maximum set by committee of two times the target award) if goals are exceeded, less than the target award if goals are not achieved at the target level but achieved above a threshold level set by the committee, and no award if none of the goals meet the threshold level of performance.

The committee established the target incentive award percentages to be competitive and consistent with the committee’s desire to focus compensation opportunities for Hospira officers on variable compensation. The committee intends for executives to have the opportunity to earn market median total cash compensation when goals are met, above median compensation when goals are exceeded and to assure that compensation will be appropriately reduced when goals are not met. The target incentive award percentages for each officer position did not change from 2005 to 2006. For purposes of the 2006 annual incentive award, the base salary was the actual cash flow base salary received, adjusted downward to remove the portion that we determined to be paid in lieu of perquisites (which was $50,000 for Mr. Begley and $25,000 for the other officers).

Information regarding the 2006 targets and actual awards is as follows:

Name	Target (% of cash flow base salary)	Payout Range (% of cash flow base salary)	Target Award ($)		Actual Award ($)		Actual Award (% of cash flow base salary)
Christopher B. Begley,	100%	0-200%	$751,000		757,008		100.8%
Chief Executive Officer
Terrence C. Kearney,	80%	0-160%	355,982		358,829		80.6%
Chief Operating Officer
John Arnott,	80%	0-160%	278,197		280,423		80.6%
Senior Vice President, Global Commercial Operations(1)
Edward A. Ogunro,	80%	0-160%	278,197		280,423		80.6%
Senior Vice President, Research and Development and Medical Affairs and Chief Scientific Officer
Brian J. Smith,	70%	0-140%	243,422		245,370		70.6%
Senior Vice President, General Counsel and Secretary
Thomas E. Werner,	80%	0-160%	107,692	(2)	—	(3)	N/A
Senior Vice President, Finance and Chief Financial Officer

(1)          Mr. Arnott resigned on January 3, 2007.

(2)          Mr. Werner’s target award is prorated based on his hire date of August 14, 2006.

(3)          In connection with the terms of Mr. Werner’s employment, he was entitled to a contractual minimum bonus payment for 2006 of $172,575 subject to the achievement of his Hospira goals. This represents the target incentive payment from his prior employer that he forfeited by joining Hospira. He was paid the contractual minimum bonus.

For purposes of determining the 2006 cash incentive award paid to each named executive officer, the committee set the following goals and weights at its February 2006 meeting:

Goal to Achieve Target Payout	Weight
Adjusted net income of $347 million (representing growth of 11.9%)	40%
Net sales of $2.75 billion (representing growth of 4.7%)	30%
Achieve $278 million of operating cash flow during 2006	15%
Hospira’s corporate well-being	15%

For purposes of the financial goals:

•       Our adjusted net income means our net income determined in accordance with generally accepted accounting principles, excluding non-recurring transition expenses related to our spin-off from Abbott, restructuring charges and other expenses relating to the closing or exiting of some of our manufacturing plants and other expenses and gains that we believe are not indicative of our ongoing operating performance. We believe the adjusted measure provides a more meaningful indicator of our management’s performance in managing our base business. These adjustments are described in our earnings press releases. In establishing the 2006 net income goal, the first-year impact of stock option expense was also excluded to provide a meaningful comparison against the prior year. Stock option expense was included for purposes of calcluating the adjusted net income that we report in our earnings press releases and will be included for the achievement of future year goals.

•       Net sales is determined in accordance with generally accepted accounting principles.

•       Operating cash flow means our operating cash flow on the statement of cash flows less capital expenditures.

Our corporate well-being goal is based upon our:

•       having an ethical and compliance-oriented work place;

•       building the Hospira culture by:

•        living our values and fostering an inclusive environment;

•        driving a financial fitness mindset; and

•        increasing our diversity representation from a 2005 base, at all professional and management levels at Hospira; and

•       growing Hospira by:

•        launching and growing our international business; and

•        launching all major new products in accordance with our 2006 business plan.

The corporate well-being goal is based on qualitative factors. Performance against the goals is determined in the discretion of the committee, in consultation with management.

For each goal, the committee established a threshold level and maximum level of performance. The maximum levels varied for each goal, at which 200% of the target payout would be earned. Maximum levels and potential payouts were established to encourage above-goal performance and results that exceed expectations. Similarly, we believe that if we do not meet goals that are established to generate shareholder return and long-term growth, management incentive payments should be reduced accordingly. The threshold performance level for each financial goal below which no payout is made for that goal is 90% of the target level. Performance at the threshold level would result in payout of 50% of the target award. Performance below the threshold level would result in no payout.

The intent of our cash incentive program is to directly link awards payable to the named executive officers with the success of our business. As the named executive officers are responsible for the overall performance of our business, the committee believed that the achievement of goals that depended on corporate performance would be reliable indicators of each executive’s individual performance. The committee further believed that the attainment of corporate goals would motivate the executives to perform as a team in order to achieve the targeted payouts. While the committee recognizes that this increases the reward risk for any single executive, it believes that this approach best aligns the interests of all parties to motivate success. Therefore, the executives’ entire incentive award payout depended on the achievement of the above corporate goals.

The 2006 financial goals were established to focus executive attention and action on financial and business performance that the committee believed would deliver shareholder return and long-term growth. In establishing these goals, the committee consulted with management, reviewed its 2006 business plan and set goals that were attainable based upon the execution of the plan. In placing the greatest weights on earnings and sales performance, the committee intended to emphasize annual growth of our base business at a level that the committee believed would establish positive shareholder return, balanced with emphasizing our strategy to invest for long-term growth of our business. The committee also placed emphasis on generation of cash as a key measure for our ability to invest for growth. The committee believed that components of the corporate well-being goal motivated performance within critical areas for Hospira’s long-term success.

At its February 2007 meeting, the committee measured performance against the goals and approved the 2006 incentive awards. In making these awards, the committee assessed the achievement of each goal.

In measuring our net income performance, the committee made two further adjustments to our net income (in addition to the adjustments described above). The committee excluded the effect of the upfront payment we made in a strategic biosimilar product collaboration in November 2006. The committee also took into account that we did not earn interest income that was originally projected because we held less cash as a result of repurchasing $300 million of shares under the board-approved share repurchase plan. The committee made these adjustments because it believed that both actions were in the long-term best interests of the company and its shareholders. The effect of those adjustments resulted in net income being measured at $361 million, which exceeded the target goal set by the committee. The net income goal, weighted at 40% of the total award, was achieved at 116% of target.

We had $2.69 billion of net sales during 2006, which was less than the target goal set by the committee. The net sales goal, weighted at 30% of the total award, was achieved at 89% of target.

The company had $189 million of operating cash flows, which was less than the target goal and the threshold goal set by the committee. The committee noted that the achievement of the cash flow goal was impacted by various factors that were not taken into consideration at the time the original goal was set, including the need for an inventory build-up to support the company’s manufacturing optimization initiatives and the effect of the positive long-term investments described above. As a result, the committee determined that the cash flow goal was met at the threshold level. Therefore, the cash flow goal, weighted at 15% of the total award, was achieved at 50% of target.

To assess the Hospira Wellness goal, weighted at 15%, the committee reviewed management’s assessment and report on each element of the goal. The committee noted that the company met or exceeded all components of the goal, including the successful launch of its remaining international businesses, introduction of all major products in accordance with the 2006 plan, completion of significant business alliances, initiation of the acquisition of Mayne Pharma, exceeding compliance goals, maintaining a positive work environment and increasing the diversity of its work force. Based on this the committee agreed with management’s assessment of 135% achievement of this goal.

In total, based on the weightings, goal achievement was approved at 100.8% of target. The committee exercised its discretion to reduce the award under the Performance Incentive Plan so that the actual award for each participant was 100.8% of his target award.

Long-Term Equity Compensation.   Our long-term equity compensation has consisted of annual stock option awards. These stock options permit the holder to buy our stock for a price equal to the stock’s value when the options were awarded. The stock options have a ten-year term and vest over three years, but vest immediately upon a change in control.

We view stock options as an important tool in aligning the long-term interests of our stockholders and employees, as recipients only benefit if the stock price appreciates over the long-term. In 2006, in consultation with Watson Wyatt, the committee considered the relative merits of stock options and other forms of long-term incentives in relation to their ability to incent management to achieve our long-term goals. From these discussions, the committee concluded that, for 2006, stock option awards provided the best opportunity to motivate longer-term management performance and to reward its achievement. The committee evaluates the structure of long-term and equity compensation annually to assure that its reward strategies are aligned with our strategies.

Stock options are awarded annually to all eligible employees, including named executive officers, at the regularly scheduled May board of directors and committee meetings. These meetings occur on the date of our annual meeting of shareholders. For awards made in 2006 and beyond, the award date is intended to be after the release of our first quarter results of operations in order for any material non-public information to be released before options are awarded. The timing of option awards is not otherwise coordinated with the release of material non-public information. For employees hired or promoted after the date of the annual meeting, any options awarded because of the hiring or promotion of such employee are awarded on the final New York Stock Exchange trading day of the quarter in which the hire or promotion occurs. The exercise price of stock options awarded is the average of the high and low trading prices of Hospira common stock on the date of the award, which we believe is an appropriate measure of the market price of Hospira common stock. The timing of stock option awards and determination of exercise prices are included in a policy approved by the committee. Only the committee may award stock options to the named executive officers. The committee receives the approval of the independent board members for option awards to the chief executive officer.

During 2006, the committee awarded stock options to the named executive officers as follows:

Name	Date of Award	Number of Shares Underlying Award	Value of Award(1)
Mr. Begley	May 17, 2006	195,000	$3,293,550
Mr. Kearney	May 17, 2006	90,000	1,520,100
Mr. Arnott	May 17, 2006	50,000	844,500
Dr. Ogunro	May 17, 2006	50,000	844,500
Mr. Smith	May 17, 2006	35,000	591,150
Mr. Werner	September 29, 2006(2)	30,000	450,600

(1)          Amount represents the grant date value of the award. Stock option awards are valued on a basis consistent with the determination of compensation expense for our financial statements. For further details, please see Note 2 to the Grants of Plan-Based Awards table later in this proxy statement.

(2)          Mr. Werner was hired during the third quarter of 2006. Accordingly, his stock options were awarded on the final New York Stock Exchange trading day of the quarter

In determining the number of option shares granted to each executive, the committee reviewed analyses provided by Watson Wyatt. The committee targeted overall award levels at the median of competitive practice for the previously discussed peer group and published survey data. In addition, the committee considered prior award levels and its intent to focus on variable compensation in making these grants.

Abbott Legacy Compensation

All of our named executive officers other than Mr. Werner were management employees of Abbott Laboratories before our spin-off from Abbott on April 30, 2004. Some of these officers have received, and will continue to receive, compensation under arrangements that were in place at the time of the spin-off, which we have incorporated into our compensation program. The committee feels that these arrangements relate primarily to compensation for prior Abbott service and does not consider the value of these benefits in setting ongoing compensation.

Upon retirement, the named executive officers (other than Mr. Werner who joined Hospira in 2006) will receive benefits under a defined benefit pension plan and a related supplemental pension plan, which were frozen on December 31, 2004. They have not accrued any benefits under these plans since that time.

Abbott stock options held by Mr. Kearney and Mr. Arnott at the time of the spin-off were converted to an equivalent value of Hospira stock options that retained the terms of the original Abbott stock options. Pursuant to the terms of the spin-off, each of Mr. Begley, Dr. Ogunro and Mr. Smith was required to retain his Abbott options rather than receiving conversion options because each was eligible to retire from Abbott at the time of the spin-off under the terms of the Abbott/Hospira Transition/Annuity Retirement Plan.

The terms of the converted options held by Mr. Kearney and Mr. Arnott include a replacement feature pursuant to which the holder receives a replacement stock option in connection with a qualifying exercise, as described in more detail in Note 3 to the “Grant of Plan-Based Awards” table in this proxy statement. As long as Mr. Arnott and Mr. Kearney make qualifying exercises of stock options having this feature, they will continue to receive replacement stock option awards. The only Hospira stock options containing this replacement feature are the stock options that converted from Abbott stock options and replacement options awarded in connection with the exercise of those options. Options awarded by Hospira as part of its annual award, and for new hires and promoted employees, do not contain the replacement feature.

Change of Control Agreements

We have in place change of control agreements with the named executive officers who remain employed with Hospira, which are described later in this proxy statement under “Potential Payouts upon Termination or Change in Control.” Payouts under those agreements are conditioned upon a change of control and either:

•       the executive officer terminating for good reason or being terminated other than for cause during a specified time; or

•       the executive officer terminating for any reason during a one-month period that begins six months after the change of control.

The agreements are designed to retain the named executive officers and provide continuity of management if there is an actual or threatened change of control and ensure that their compensation and benefits expectations would be satisfied in that event. The agreements with former Abbott officers were entered into at the spin-off and are similar in substance to the agreements that they had with Abbott.

Upon consultation with the consultant, the committee believes that the agreements are consistent with competitive market practice in both form and value. We do not have employment agreements or other severance agreements in place with the named executive officers.

Other

We do not currently offer a deferred compensation plan, other than the Hospira 401(k) Retirement Savings Plan, which allows Hospira executives to participate up to the annual IRS limits on the same terms as all other employees. We offer other benefit plans, such as health, life and disability insurance, to our officers on the same basis as to all other employees.

Executive Share Retention and Ownership Guidelines

In order to promote equity ownership and further align the interests of management with Hospira’s shareholders, we have share retention and ownership guidelines for senior management. Under these guidelines, the chief executive officer must hold at least 50,000 shares and other corporate officers must hold at least 25,000 shares. These minimum holdings must be attained within five years after becoming a corporate officer.

We believe that the named executive officers are making adequate progress toward achieving these minimums on time. As of December 31, 2006, Mr. Begley and Mr. Kearney achieved these minimums.

Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code, Hospira may not take a federal income tax deduction for compensation paid in excess of $1 million to its chief executive officer or any of its four other highest paid executive officers. This limitation does not apply, however, to “performance-based” compensation, as defined under the Federal tax laws, under a plan approved by shareholders. Stock options and Hospira’s annual incentive awards generally qualify as “performance-based” compensation, as these awards are made under plans approved by shareholders and are, therefore, fully deductible.

The committee considers the anticipated tax treatment to Hospira and its executive officers when reviewing executive compensation. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the committee’s control, also can affect deductibility of compensation.

The committee will continue to assess alternatives for preserving the deductibility of compensation payments and benefits. However, the committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), since the committee wishes to maintain the flexibility to structure compensation programs in ways that best promote the interests of Hospira and its shareholders.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with Hospira’s management. Based on such review and discussions, the committee recommended to Hospira’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Irving W. Bailey, II (Chairman)
Roger W. Hale
Ronald A. Matricaria
Jacque J. Sokolov

EXECUTIVE COMPENSATION

2006 Summary Compensation Table

Name and Principal Position	Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation(2)	Total
Christopher B. Begley,	$801,000	—	$3,519,874	$757,008	$187,408	$19,800	$5,285,090
Chief Executive Officer
Thomas E. Werner,	147,115	172,575	37,550	—	—	8,077	365,317
Senior Vice President, Finance and Chief Financial Officer(3)
Terrence C. Kearney,	469,977	—	1,382,522	358,829	85,640	19,800	2,316,768
Chief Operating Officer(4)
John Arnott,	372,746	—	1,173,330	280,423	30,283	19,800	1,876,582
Senior Vice President, Global Commercial Operations(5)
Edward A. Ogunro,	372,746	—	942,008	280,423	112,998	19,800	1,727,975
Senior Vice President, Research and Development and Medical Affairs and Chief Scientific Officer
Brian J. Smith,	372,746	—	889,738	245,370	91,620	19,800	1,619,274
Senior Vice President, General Counsel and Secretary

(1)             Represents the amount recognized as compensation expense in Hospira’s financial statements for the year ended December 31, 2006. For purposes of calculating compensation expense, the value of Hospira stock option awards is determined using the Black-Scholes stock option valuation model consistent with the calculation of compensation expense in Hospira’s income statement for the year ended December 31, 2006 included in its consolidated audited financial statements contained in Hospira’s 2006 Annual Report to Shareholders. Please see Note 14 to the financial statements for a description of the assumptions used in making these calculations.

(2)             In all cases, represents Hospira’s contribution to the named executive officer’s account in the Hospira 401(k) Retirement Savings Plan.

(3)             Mr. Werner was hired as Senior Vice President, Finance and Chief Financial Officer on August 14, 2006.

The amount paid to him under “Bonus” represented a contractual minimum 2006 bonus agreed upon in connection with his hire.

(4)             Mr. Kearney previously served as Hospira’s Chief Financial Officer from January 1, 2006 through August 11, 2006.

(5)             Mr. Arnott resigned from his position on January 3, 2007.

Grants of Plan-Based Awards During 2006

The following table provides information regarding each plan-based award made to our named executive officers during 2006.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Number of Securities Underlying	Exercise Price of Option	Closing market price of Hospira stock on date	Grant Date Value of Option
Name	Grant Date	Threshold	Target	Maximum	Options	Awards	of award	Award(2)
Christopher B. Begley	May 17, 2006(3)	—	—	—	195,000	$41.90	$41.82	$3,293,550
		375,500	751,000	1,502,000
Thomas E. Werner	September 29, 2006(4)	—	—	—	30,000	38.13	38.27	450,600
Terrence C. Kearney	May 17, 2006(3)	—	—	—	90,000	41.90	41.82	1,520,100
	June 16, 2006(5)	—	—	—	51,386	43.59	42.95	680,350
	December 18, 2006	—	—	—	3,116	34.22	33.86	30,225
		177,981	355,982	711,964
John Arnott	May 17, 2006(3)	—	—	—	50,000	41.90	41.82	844,500
	May 22, 2006	—	—	—	19,382	42.19	42.02	247,896
	November 24, 2006(5)	—	—	—	8,753	32.60	32.45	77,114
	November 24, 2006(5)	—	—	—	3,905	32.60	32.45	36,238
		140,212	280,423	560,846
Edward A. Ogunro	May 17, 2006(3)	—	—	—	50,000	41.90	41.82	844,500
		140,212	280,423	560,846
Brian J. Smith	May 17, 2006(3)	—	—	—	35,000	41.90	41.82	591,150
		121,711	243,422	486,844

(1)        The awards described in the columns under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” were paid in March 2006 and are presented in the “Non-Equity Incentive Plan Compensation” column in the preceding Summary Compensation Table. See “Compensation Discussion and Analysis—Annual Cash Incentive Award” above for a description of our annual cash incentive program. The amounts presented under “Threshold” represents the payout if all performance goals were met at the threshold level established by the committee. If no goals were met at the threshold level, no payout would be made.

(2)        The value of Hospira stock option awards is determined using the Black-Scholes stock option valuation model consistent with the calculation of compensation expense in Hospira’s income statement for the year ended December 31, 2006 included in its consolidated audited financial statements contained in Hospira’s 2006 Annual Report to Shareholders. Please see Note 14 to the financial statements for a description of the assumptions used in making these calculations.

(3)        Awarded in connection with Hospira’s annual employee stock option award. The exercise price is the average of the high and low trading prices of Hospira common stock on the New York Stock Exchange on the date of the award. These stock options vest equally in three annual installments and have a ten-year term.

(4)        Awarded in connection with Mr. Werner’s hire as Hospira’s Senior Vice President, Finance and Chief Financial Officer. For newly hired option recipients, awards are made on the final New York Stock Exchange trading day of the calendar quarter in which the hire is made. The exercise price is the average of the high and low trading prices of Hospira common stock on the New York Stock Exchange on the date of the award. These stock options vest equally in three annual installments and have a ten-year term.

(5)        Issued in connection with the exercise of options that converted from Abbott stock options at the time of the spin-off that contained a replacement feature. Pursuant to the replacement feature, when the original option was exercised and the exercise price and applicable withholding taxes were paid with Hospira common stock, replacement options were granted for the number of shares used to make that payment. The replacement option has an exercise price equal to the closing market price of Hospira common stock on the day before the replacement option is granted (which is the deemed value of the stock used to pay the exercise price and withholding taxes), is exercisable in full six months after the date of grant, and has a term expiring on the expiration date of the original option.

Outstanding Equity Awards at December 31, 2006

The following table provides information regarding outstanding equity awards held by each named executive officer as of December 31, 2006, including the number of exercisable and unexercisable stock options held at that time. All awards described below are Hospira stock options awarded under the Hospira 2004 Long-Term Stock Incentive Plan. The closing market price for Hospira common stock on the New York Stock Exchange on December 31, 2006 was $33.58.

	Option Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable	Number of Securities Underlying Unexercised Options— Unexercisable		Option Exercise Price	Option Expiration Date
Christopher B. Begley	333,334	166,666	(1)	$26.50	May 4, 2014
	75,000	150,000	(2)	32.47	May 9, 2015
	—	195,000	(3)	41.90	May 17, 2016
Thomas E. Werner	—	30,000	(4)	38.13	September 29, 2016
Terrence C. Kearney(5)	1,497	—		43.80	February 14, 2007
	10,033	—		39.26	February 13, 2008
	4,741	—		43.80	February 13, 2008
	282	—		29.28	February 12, 2009
	17,843	—		43.80	February 12, 2009
	19,632	—		29.36	February 11, 2010
	2,281	—		43.80	February 11, 2010
	46,336	—		31.31	February 9, 2011
	7,722	—		35.09	October 29, 2011
	61,781	—		36.94	February 15, 2012
	59	—		22.89	February 14, 2013
	—	3,116		34.22	February 14, 2013
	51,386	—		43.59	February 14, 2013
	12,871	12,870	(6)	28.27	February 20, 2014
	10,689	—		39.26	February 20, 2014
	60,000	30,000	(1)	26.50	May 4, 2014
	23,334	46,666	(2)	32.47	May 9, 2015
	—	90,000	(3)	41.90	May 17, 2016
John Arnott(5)	463	—		33.34	December 31, 2007
	4,642	—		29.28	February 12, 2009
	2,739	—		44.47	February 12, 2009
	404	—		33.34	February 11, 2010
	1,093	—		36.58	February 11, 2010
	13,629	—		31.31	February 9, 2011
	2,909	—		44.47	February 9, 2011
	16,217	—		36.94	February 15, 2012
	1	—		24.54	July 1, 2012
	—	8,753	(7)	32.60	July 1, 2012
	2,681	—		31.73	February 14, 2013
		3,905	(7)	32.60	February 14, 2013
	6,542	—		35.80	February 14, 2013
	19,382	—		42.19	February 14, 2013
	5,576	—		44.47	February 14, 2013
	25,743	12,870	(6)	28.27	February 20, 2014

	53,334	26,666	(1)	26.50	May 4, 2014
	23,334	46,666	(2)	32.47	May 9, 2015
	—	50,000	(3)	41.90	May 17, 2016
Edward A. Ogunro	46,140	26,666	(1)	26.50	May 4, 2014
	23,334	46,666	(2)	32.47	May 9, 2015
	—	50,000	(3)	41.90	May 17, 2016
Brian J. Smith	53,334	26,666	(1)	26.50	May 4, 2014
	16,667	33,333	(2)	32.47	May 9, 2015
	—	35,000	(3)	41.90	May 17, 2016

(1)          These options vest on May 4, 2007.

(2)          One-half of these options vest on May 9, 2007 and 2008.

(3)          One-third of these options vest on May 17, 2007, 2008 and 2009.

(4)          One-third of these options vest on September 29, 2007, 2008 and 2009.

(5)          Mr. Kearney and Mr. Arnott received Hospira stock options that were converted from Abbott stock options at the time of the spin-off. These options are referred to as “conversion options.”  The conversion options replaced Abbott Laboratories options formerly held by each of them and had varying exercise prices, vesting schedules and expiration dates that were intended to provide the same intrinsic value as those Abbott options. The conversion options have the replacement feature described under the “Grants of Plan Based Awards During 2006” table. When Mr. Kearney and Mr. Arnott have made qualifying exercises of the conversion options, they have received replacement option awards.

Pursuant to the terms of the spin-off, Mr. Begley, Dr. Ogunro and Mr. Smith, who were also employed by Abbott before the spin-off, were required to retain their Abbott options rather than receiving conversion options because each was eligible to retire from Abbott at the time of the spin-off under the terms of the Abbott/Hospira Transitional Annuity Retirement Plan.

(6)          These options vested on February 20, 2007.

(7)          These options vest on May 25, 2007.

Option Exercises During 2006

The following table shows the exercises of Hospira stock options made by the named executive officers during 2006 and the value realized on exercise. The value realized on exercise is the difference between the market price at the time of exercise and the exercise price of the options.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Christopher B. Begley	—	—
Thomas E. Werner	—	—
Terrence C. Kearney	77,168	$1,560,599
John Arnott	43,711	657,258
Edward A. Ogunro	7,193	131,704
Brian J. Smith	—	—

2006 Pension Benefits

The following table shows the number years of credited service and the present value of the accumulated benefit obligation for each named executive officer for each applicable plan, other than Mr. Werner, who joined Hospira in 2006 and is not entitled to any pension benefits. The assumptions used to calculate the accumulated benefit obligation are described in Note 7 to consolidated audited financial statements contained in Hospira’s Annual Report to Shareholders. No payments under any plan were made to the named executive officers.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Christopher B. Begley	Abbott/Hospira Transitional Annuity Retirement Plan	18	$404,721
	Hospira Supplemental Pension Plan	18	3,041,955
Thomas E. Werner	None	—	—
Terrence C. Kearney	Abbott/Hospira Transitional Annuity Retirement Plan	25	470,850
	Hospira Supplemental Pension Plan	25	1,104,204
John Arnott	Abbott/Hospira Transitional Annuity Retirement Plan	14	184,903
	Hospira Supplemental Pension Plan	14	372,043
Edward A. Ogunro	Abbott/Hospira Transitional Annuity Retirement Plan	22	484,589
	Hospira Supplemental Pension Plan	22	1,593,587
Brian J. Smith	Abbott/Hospira Transitional Annuity Retirement Plan	26	577,428
	Hospira Supplemental Pension Plan	26	1,097,635

Before our spin-off from Abbott, our named executive officers, other than Mr. Werner, were participants in Abbott’s defined benefit pension plans. Effective as of the time of the spin-off, we adopted a qualified pension plan, the Abbott/Hospira Transitional Annuity Retirement Plan, which replicated, in all material respects, the benefit formulas under Abbott’s plan.

Description of Plans.   The qualified pension plan’s benefits are determined through stated formulas, which are based on an employee’s benefit service years and final earnings. Our employees received credit under our plan for qualifying service years and earnings with Abbott. Earnings include base salary and bonus payments under our annual cash incentive plan. An employee’s final earnings under the plan are calculated as the average of the employee’s earnings for the highest five of the last ten years of service through December 31, 2004.

The plan’s normal retirement date is the last day of the month after the employee reaches age 65. However, an employee hired before January 1, 2004 may choose to retire as early as the last day of any month after he reaches age 50 and has at least 10 years of service, or after he reaches age 55 and his age plus years of service total 70 or more. Any such employee may also retire early on the last day of any month after he reaches age 55 if, by age 65, his age plus years of service would total 94 or more. Employees hired after January 1, 2004 may retire early on the last day of the month after they reach age 55 and have at least 10 years of service.

In all cases, for service from January 1, 2004 through December 31, 2004, if the employee retires before age 55 the plan benefit is actuarially reduced for each year that payments are made before age 65. This means that the benefit payments are reduced proportionally so that employees receiving benefits before age 65 receive roughly the same value as those who begin receiving benefits at age 65. This is a complex calculation that is based on mortality and interest rate assumptions.

Mr. Arnott, Mr. Begley, Mr. Kearney, Dr. Ogunro, and Mr. Smith are all eligible for our qualified plan benefits. Except for Mr. Arnott, they are all currently eligible for early retirement. Mr. Arnott may choose to receive benefits as early as the last day of the month in which he reaches age 50. If he elects to receive benefits before age 65, his monthly benefit will be actuarially reduced to reflect the longer payment period. Mr. Werner does not qualify as an eligible participant under the plan and is not entitled to receive any of its benefits.

The Internal Revenue Code and qualified plan documents place limits on the amount and types of earnings that can be considered as compensation under the plan. The Internal Revenue Code also places a dollar limit on the annual payments that may be paid from the plan. At the time of the spin-off, we also adopted a non-qualified supplemental pension plan, the Hospira Supplemental Pension Plan. The plan replicates, in all material respects, the plan provisions under Abbott’s non-qualified supplemental pension plan. The plan generally provides benefits to those individuals who participate in our pension plan and whose earnings exceed limits imposed by the Internal Revenue Code or, in certain cases, the qualified plan’s definition of compensation. Each named executive officer other than Mr. Werner was a participant in the non-qualified plan.

The non-qualified pension plan also provides an additional benefit, which is a monthly pension commencing on the officer’s normal retirement date under the qualified plan and payable as a life annuity equal to .006% of the officer’s earnings for each of the first 20 years of benefit service occurring after age 35. Additionally, the non-qualified pension plan allows such officers to retire at age 60 without early benefit reductions that would have applied under the qualified plan for early retirements.

Freezing of Plans.   As a result of our evaluation of our benefit programs, effective December 31, 2004, benefits under the qualified and non-qualified pension plans were frozen. Eligible employees continued to earn benefits based on pay and years of service earned through December 31, 2004, and are entitled to all vested benefits earned when they retire. As a result of the freezing of the benefits, our employees, including the named executive officers, will not accrue additional years of benefit service after 2004 and their compensation earned after 2004 will not be taken into account for purposes of calculating the benefits. However, service earned after December 31, 2004 is counted toward vesting and for determining eligibility for retirement.

Pensions accrued by some of our officers under the Abbott non-qualified supplemental pension plan with present values exceeding $100,000 were funded through individual grantor trusts established by Abbott on their behalf. Mr. Begley, Mr. Kearney and Dr. Ogunro were entitled to grantor trust contributions. Abbott was responsible for funding any contributions relating to periods prior to May 1, 2004 and we were responsible for funding any contributions relating to periods after May 1, 2004. Abbott retained the obligation to maintain the trusts and will retain all ongoing trust-related expenses. In 2005, Hospira completed its funding obligations relating to these grantor trusts and has no further obligation to fund these trusts.

Stock Option Provisions Regarding Termination of Employment

Our stock options generally expire three months after an employee’s termination of employment. However, the stock options will remain in force for their term if the holder dies during employment or retirement, retires, or becomes disabled during employment. During that period, the options continue to vest and may be exercised. For options granted before 2005, an individual is considered to have retired if his employment terminates at or after the time he reaches age 55 and has 10 years of service or if he retires under a Hospira-sponsored defined benefit retirement plan (which generally requires that the participant be 50 years old with at least 10 years of service). Mr. Begley, Mr. Kearney, Dr. Ogunro, and Mr. Smith are all currently eligible for retirement under these conditions. For options granted in and after 2005, an individual is considered to have retired if his employment terminates at or after he reaches age 55 and has 10 years of service. None of the named executive officers, except Mr. Smith, is currently eligible for retirement under options granted in and after 2005. Neither Mr. Arnott nor Mr. Werner is currently eligible for retirement under any of the option awards.

Potential Payments upon Change in Control

We have change in control agreements with the named executive officers. The terms of those agreements are summarized below:

Term.   The agreements have a three-year term and, at the end of each year, automatically renew for a year unless we give the officer notice that the agreement will not be extended. The existing agreements terminate on December 31, 2009. If a change in control occurs, the agreements will extend for two years following the change in control.

Triggering Events.   During the term of the agreement, each named executive officer is entitled to receive benefits as described below if a change of control occurs and:

•       the officer is terminated by us for any reason other than cause or permanent disability;

•       the officer terminates for good reason, which includes, among other things, reduction in responsibility, reduction in salary, bonus or other compensation or benefits, or relocation of the officer; or

•       the officer terminates for any reason during the one-month period following the date that is six months after the change in control.

An officer is also entitled to those benefits if we terminate the officer’s employment if a potential change of control is pending for any reason other than cause or permanent disability.

Benefits.   In the circumstances described above under “Triggering Events,” the officers are entitled to receive:

•       2.99 times the officer’s annual salary and incentive plan award, with the annual incentive plan award being the highest of:

•        the amount that would be paid during the period of termination of employment if the target levels of performance were achieved; and

•        the average annual incentive award for the three annual performance periods before the period that includes the date termination of employment;

•       the prorated annual incentive plan award for the period of termination of employment (calculated as described in the bullet point above);

•       the unpaid annual incentive plan award for any completed performance period for which the award has not been paid, calculated as the highest of:

•        the amount that would be paid during the period of termination of employment if the target levels of performance were achieved;

•        the actual amount that would have been paid for the completed period as determined under the terms of the annual incentive plan; and

•        the average annual incentive award for the three annual performance periods before the period of termination of employment.

•       an extra three years addition to actual age on the date of termination for purposes of determining the eligibility for subsidized early retirement benefits;

•       up to three years of additional employee benefits, including medical, dental, health and accident, prescription, disability and life insurance coverage, as received by the officer before the change in control;

•       up to three years of outplacement services, tax planning services and financial counseling; and

•       payment of excise taxes, and taxes and other payment obligations as a result of having those excise taxes reimbursed.

Change of Control.   Under the agreements, a change of control occurs on any date on which:

•       any person acquires 20% or more of our shares, other than certain mergers or consolidations after which our board members hold a majority of the board seats of, or our shareholders hold a majority of the shares of, the resulting entity;

•       the majority of our board no longer consists of persons who served on the board on the date of the agreement or whose appointment or election to the board was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the agreement or whose appointment, election or nomination for election was previously approved or recommended as described above;

•       we are merged or consolidated other than (1) certain mergers or consolidations after which our board members hold a majority of the board seats of, or our shareholders hold a majority of the shares of, the resulting entity and (2) mergers or consolidations to effect a recapitalization of us in which no person holds 20% or more of our shares after the transaction;

•       our shareholders approve a plan of complete liquidation or dissolution; or

•       we sell or dispose of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity that is majority owned by our shareholders in substantially the same proportions as their ownership of us immediately prior to such sale.

If each named executive officer had his employment terminated on December 29, 2006 (the last business day of the year) under the circumstances described above under “Triggering Events,” we estimate that the officer would receive the benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid, which would only be known at the time that they become eligible for payment and would only be payable if a change in control were to occur. The table reflects the amount that could be payable under the arrangements assuming that the change of control occurred at December 29, 2006, including a gross-up for certain taxes in the event that any payments made in connection with a change in control would be subject to the excise tax imposed by the Internal Revenue Code.

Officer	2.99 Times Salary and Bonus Payment	2006 Incentive(1)	Value of Employee Benefits and Services	Pension(2)	Accelerated Vesting of Stock Options(3)	Excise Taxes and Related Payments(4)	Total
Christopher B. Begley	$5,652,662	$1,080,523	$156,513	$656,098	$1,346,495	—	$8,892,291
Thomas E. Werner	1,953,358	278,197	154,863	—	—	$1,236,749	3,623,167
Terrence C. Kearney	2,787,063	422,128	134,901	354,088	332,534	—	4,030,714
John Arnott(5)	2,308,382	396,934	154,704	73,843	321,334	1,298,556	4,553,753
Edward A. Ogunro	2,355,168	412,582	155,751	354,285	240,595	—	3,518,381
Brian J. Smith	2,098,017	326,578	154,704	139,632	225,795	1,354,151	4,298,877

(1)          The 2006 incentive calculation assumes that, for purposes of the agreement, termination occurred immediately before the time of completion of the 2006 incentive period.

(2)          Represents the difference between the value of the lump-sum payout under the supplemental pension plan and the present value of vested benefits under the plan, taking into account three additional years of age for purposes of determining retirement eligibility.

(3)          Represents the in-the-money value of all unvested stock options, which vest upon a change in control, held by such person on December 29, 2006. The closing market price of Hospira common stock on December 29, 2006, the last trading day of the year, was $33.58.

(4)          The excise tax and related payments are based upon a 20% excise tax, grossed up for additional taxes, on the amount by which the change of control payments and other benefits exceeded each officer’s base period earnings. For purposes of the calculation, we assumed that the 2006 bonus related to services rendered before the change of control.

(5)   Mr. Arnott resigned on January 3, 2007 and his change of control agreement was terminated.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and certain shareholders who own more than ten percent of our common stock are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of their ownership of the common stock with the SEC. Based on our review of the reports and representations made to us by our officers and directors, we believe that, except as described below, all required Section 16(a) reports were timely filed in 2006. Due to administrative oversight, Form 4’s covering awards of deferred stock units to Connie R. Curran and William L. Weiss for directors’ fees earned during the quarter ended March 31, 2006 were filed late.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors is empowered to annually appoint a firm of independent registered public accountants to serve as our auditors. The audit committee appointed Deloitte & Touche LLP to serve as our auditors for 2007. Deloitte & Touche LLP has served as our auditors since 2004.

Although the audit committee has sole authority to appoint auditors, it is seeking the opinion of the shareholders regarding its appointment of Deloitte & Touche LLP as auditors for 2007. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP as auditors for 2007, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Deloitte & Touche LLP.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions.

The board of directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2007.

ACCOUNTING MATTERS

Fees to Independent Registered Public Accountants

We incurred the following fees for services performed by Deloitte & Touche LLP for 2005 and 2006.

Audit Fees

Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for professional services rendered for the audit of our 2005 and 2006 annual financial statements and for review of the financial statements included in our Quarterly Reports on Form 10-Q, the Sarbanes-Oxley Section 404 attestations, review of documents filed with the SEC and certain accounting consultations in connection with the audits were $2,946,000 for 2005 and $3,214,000 for 2006.

Audit-Related Fees

Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for assurance and related services reasonably related to the performance of the audit or review of our financial statements for 2005 and 2006, and not included in the audit fees listed above under “Audit Fees” were $184,000 for 2005 and $69,000 for 2006. The services relating to these fees were principally for acquisition activity.

Tax Fees

The audit committee of our board of directors has determined that our auditor can provide certain tax services without impairing its independence. Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for tax compliance, tax advice, and tax planning were $118,000 for 2005 and $200,000 for 2006.

All Other Fees

The audit committee of our board of directors may approve permissible non-audit services classified as “all other services” that it believes are routine and recurring services, and would not impair the independence of the auditor. Deloitte & Touche LLP did not perform services that would be characterized as “all other services” for 2005 or 2006.

Pre-Approval Policy

The audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent auditor prior to commencement of services. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a schedule of all proposed services expected to be rendered during that year for each of four categories of services to the audit committee for approval. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit requires the independent registered public accounting firm and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. Mr. Staley, the audit committee chairman, has been delegated authority to pre-approve such services up to a specified aggregate fee amount and these pre-approval decisions are presented to the full audit committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for Hospira’s internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on (1) management’s assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors. In this context, the committee has reviewed and discussed the audited financial statements contained in the 2006 Annual Report on Form 10-K with Hospira’s management and Deloitte & Touche LLP.

The committee has discussed and reviewed with the company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by the Statement on Auditing Standards No. 90 (Communication with Audit Committees). The committee has discussed and reviewed the results of Deloitte & Touche LLP’s examination of the financial statements with and without management present.

The committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent auditors their independence. The committee has also considered whether the provision of the services described above under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining the independence of the independent auditors.

During 2006, management completed its documentation, testing and evaluation of the adequacy of Hospira’s system of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The committee was apprised of the progress of the evaluation by both management and the independent registered accounting firm, and provided oversight and advice to management during this process. At the conclusion of this process, management reviewed with the committee its report on the effectiveness of Hospira’s internal control over financial reporting. The committee also received the report from the independent registered accounting firm on management’s assessment of Hospira’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in Hospira’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
John C. Staley, Chairman
Connie R. Curran
Mark F. Wheeler

OTHER INFORMATION

Hospira has been named as a defendant in a lawsuit alleging generally that the spin-off of Hospira from Abbott Laboratories interfered with employee benefits in violation of the Employee Retirement Security Act of 1974 (“ERISA”). The lawsuit was filed on November 8, 2004 in the United States District Court for the Northern District of Illinois, and is captioned: Myla Nauman, Jane Roller and Michael Loughery v. Abbott Laboratories and Hospira, Inc. On November 18, 2005, the complaint was amended to assert an additional claim against Abbott and Hospira for breach of fiduciary duty under ERISA. Hospira has moved to dismiss the new claim. By Order dated December 30, 2005, the Court granted class action status to the lawsuit. The new claim in the amended complaint is not subject to the class certification ruling. As to the sole claim against Hospira in the original complaint, the court certified a class defined as: “all employees of Abbott who were participants in the Abbott Benefit Plans and whose employment with Abbott was terminated between August 22, 2003 and April 30, 2004, as a result of the spin-off of the HPD/creation of Hospira announced by Abbott on August 22, 2003, and who were eligible for retirement under the Abbott Benefit Plans on the date of their terminations.” Hospira denies all material allegations asserted against it in the complaint.

Solely as a result of the court’s ruling described above and not as a result of any action taken by any of them, Mr. Begley, Dr. Ogunro, Mr. Smith and Ms. Valentine Yien, our Corporate Vice President and Controller and an executive officer, each of whom were eligible to retire from Abbott as of the time of the spin-off, are members of the class certified by the court.

OTHER BUSINESS

The board of directors is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote on the matter in accordance with their best judgment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The spouse of our executive officer, Valentine Yien, is employed by us as a manager. During 2006, his total compensation exceeded $120,000.

POLICY REGARDING RELATED PERSON TRANSACTION APPROVAL

Our corporate governance guidelines require board review prior to entering into related person transactions. This guideline has been implemented through the procedures described below.

The board must approve any transaction involving over $120,000 in which a related person has a material interest. Related persons include directors, executive officers, significant shareholders, their immediately family members and associated entities of these persons.

If, at any time, we or any of our executive officers or directors become aware of any relationship or potential relationship with a related person, we notify the board and review the facts of that relationship.

We annually conduct a review with our executive officers and directors to determine if there are any such relationships, and our executive officers and directors are required to disclose any such relationships to us on an ongoing basis.

If, as a result of our factual review, we determine that any such relationship could potentially be a related person transaction requiring board approval, it will be submitted to the board for review and approval at the next meeting. We monitor any known relationships with related persons for changes in facts and circumstances to determine if any such relationships should be notified or re-submitted to the board. Any interested director, including a director whose immediate family member is involved in the transaction, may not participate in the review of any such transaction. The board may delegate the authority to approve related person transactions to any of its independent committees.

OTHER SHAREHOLDER INFORMATION

Date for Receipt of Shareholder Proposals for the 2008 Annual Meeting Proxy Statement

Shareholder proposals for presentation at our 2008 annual meeting must be received by us no later than November 30, 2007, and must otherwise comply with the applicable requirements of the SEC to be considered for inclusion in the proxy statement for the 2008 annual meeting.

Procedure for Recommendation and Nomination of Directors and Transaction of Business at Annual Meeting

A shareholder may recommend persons as potential nominees for director by submitting the names of such persons in writing to the chairman of the governance and public policy committee or our secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person’s willingness to serve. A nominee who is recommended by a shareholder following these procedures will receive the same consideration as other comparably qualified nominees.

A shareholder entitled to vote for the election of directors at an annual meeting and who is a shareholder of record on:

•       the record date for that annual meeting,

•       on the date the shareholder provides timely notice to us, and

•       on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our secretary. A notice relating to a director nomination must include the name, age, business address, residence address and principal occupation or employment of the nominee, the class and number of our shares owned by the nominee, a description of all arrangements between the shareholder and such nominee and any other person or persons pursuant to which the nominations are to be made by the shareholder, and any other information relating to the nominee that is required to be disclosed in solicitations for proxies pursuant to the Securities Exchange Act of 1934. In addition, the notice must include the name and record address of the nominating shareholder, the class and number of our shares owned by the nominating shareholder, and notice as to whether the nominating shareholder intends to solicit proxies in connection with such nominee.

For each matter the shareholder proposes to bring before the annual meeting, the notice must include a brief description of the business to be discussed, the reasons for conducting such business at the annual meeting, the name and record address of the shareholder proposing such business, the class and number of our shares owned by the shareholder, any material interest of the shareholder in such business, notice as to whether the shareholder intends to solicit proxies in connection with the proposed matter, and any other information required to be disclosed in proxies pursuant to the Securities Exchange Act of 1934.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the annual meeting must be received at our principal executive offices not less than 90 days and not more than 120 days prior to the anniversary date of the preceding annual meeting. If the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or made public in a press release or in a filing with the Securities and Exchange Commission, whichever occurs first.

General

It is important that proxies be returned promptly. Shareholders are urged, regardless of the number of shares owned, to vote their shares. Most of our shareholders may vote their shares by telephone or the Internet. Shareholders who wish to vote by mail should sign and return their proxy card in the enclosed business reply envelope. Shareholders who vote by telephone or the Internet do not need to return their proxy card.

By order of the board of directors

Brian J. Smith
Secretary

Admission Ticket
C123456789

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 14, 2007.

Vote by Internet • Log on to the Internet and go to www.computershare.com/expressvote • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
`
Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Class III Directors:	For	Withhold	For	Withhold
01 - Connie R. Curran	02 - Mark F. Wheeler

For	Against	Abstain

2. Proposal to ratify the appointment of Deloitte & Touche LLP as auditors for Hospira for 2007.

Non-Voting Items
Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

		C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
		2 1 A V	0 1 2 2 6 4 1

<STOCK#>	OOODXD

2007 Annual Meeting of Shareholders

Tuesday, May 15, 2007, 10:00 a.m. Eastern Time

Hotel du Pont

Eleventh and Market Streets

Wilmington, Delaware

Present this card at the entrance to the

meeting room and government-issued picture identification is required.

The location is accessible to handicapped persons. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

FROM I-95 SOUTH
1. Take I-95 South through Chester to Wilmington.
2. Follow I-95 South to Exit 7A marked “52 South, Delaware Avenue”.

3. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right. Valet parking is available at Hotel entrance. For self-parking, turn left on Orange Street; the car park is on the left. Parking fees are the responsibility of the person attending the meeting.

FROM I-95 NORTH
1. Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Avenue.”
2. From right lane, take Exit 7 onto Adams Street.
3. At the third traffic light, turn right onto 11th Street.

4. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right. Valet parking is available at Hotel entrance. For self-parking, turn left on Orange Street; the car park is on the left. Parking fees are the responsibility of the person attending the meeting.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Hospira, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2007 AT 10:00 A.M., EASTERN TIME

HOTEL DU PONT, ELEVENTH AND MARKET STREETS, WILMINGTON, DELAWARE

The undersigned appoints Christopher B. Begley and Brian J. Smith and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution to represent the undersigned at the Annual Meeting of Shareholders of Hospira, Inc., to be held on May 15, 2007, and at any adjournment thereof and to vote in accordance with the instructions on the reverse side, all shares of common stock of Hospira, Inc. which the undersigned is entitled to vote.

If the undersigned is a participant in the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan, the undersigned also authorizes the co-trustees or the trustee of the plan to vote any shares of Hospira, Inc. common stock credited to the undersigned’s account under such plan at the 2007 Annual Meeting of Shareholders in accordance with the instructions on the reverse side.

INSTRUCTIONS: This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Items 1 and 2 and in accordance with the judgment of the proxy holders on any other matters that are properly brought before the meeting.

IMPORTANT: PLEASE SIGN AND DATE THE BACK OF THE CARD AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS FOR TELEPHONE OR INTERNET VOTING BELOW.

PLEASE VOTE YOUR PROXY CARD TODAY!

(Items to be voted appear on reverse side.)